EXHIBIT 99.1
Fastenal Company Reports 2013 First Quarter Earnings
WINONA, Minn., April 10, 2013 (GLOBE NEWSWIRE) -- The Fastenal Company of Winona, MN (Nasdaq:FAST) reported the results of the quarter ended March 31, 2013. Except for per share information, or as otherwise noted below, dollar amounts are stated in thousands.
Net sales (and the related daily sales), pre-tax earnings, net earnings, and net earnings per share were as follows for the period ended March 31:

	Three-month period
	2013	2012	Change
Net sales	$806,326	768,875	4.9%
Business days	63	64	-1.6%
Daily sales	$12,799	12,014	6.5%
Pre-tax earnings	$175,172	161,129	8.7%
% of sales	21.7%	21.0%
Net earnings	$109,048	100,194	8.8%
Net earnings per share (basic)	$0.37	0.34	8.8%
On March 31, 2013, we had 2,660 stores. During the first three months of 2013, we opened 11 new stores, an increase of 0.4% since December 2012 (we increased our store count by 1.9% since March 31, 2012). On March 31, 2013, we operated 25,447 FAST SolutionsSM (industrial vending) machines. During the first three months of 2013, we installed 4,352 new machines, an increase of 20.6% since December 2012 (we increased our machine count by 159.7% since March 31, 2012). On March 31, 2013, we had 15,339 employees, an increase of 1.3% since December 2012.
Similar to previous quarters, we have included comments regarding several aspects of our business:

1.	Monthly sales changes, sequential trends, and end market performance – a recap of our recent sales trends and some insight into the activities with different end markets.

2.	Growth drivers of our business – a recap of how we grow our business.

3.	Profit drivers of our business – a recap of how we increase our profits.

4.	Statement of earnings information – a recap of the components of our income statement.

5.	Operational working capital, balance sheet, and cash flow – a recap of the operational working capital utilized in our business, and the related cash flow.
While reading these items, it is helpful to appreciate several aspects of our marketplace: (1) it's big, the North American marketplace for industrial supplies is estimated to be in excess of $160 billion per year (and we have expanded beyond North America), (2) no company has a significant portion of this market, (3) many of the products we sell are individually inexpensive, (4) when our customer needs something quickly or unexpectedly our local store is a quick source, (5) the cost to manage and procure these products can be significant, and (6) the cost to move these products, many of which are bulky, can also be significant.
Our motto is Growth through Customer Service. This is important given the points noted above. We believe in efficient markets – to us, this means we can grow our market share if we provide the greatest value to the customer. We believe our ability to grow is amplified if we can service our customer at the closest economic point of contact.
The concept of growth is simple – find more customers every day and increase your activity with them. However, execution is hard work. First, we recruit service minded individuals to support our customers and their business. Second, we operate in a decentralized fashion to help identify the greatest value for our customers. Third, we build a great machine behind the store to operate efficiently and to help identify new business solutions. Fourth, we do these things every day. Finally, we strive to generate strong profits; these profits produce the cash flow necessary to fund the growth and to support the needs of our customers.

SALES GROWTH:
Net sales and growth rates in net sales were as follows:

	Three-month period
	2013	2012
Net sales	$806,326	768,875
Percentage change	4.9%	20.0%
The increase in net sales in the first three months of 2013 and 2012 came primarily from higher unit sales. Our growth in net sales was impacted by inflationary price changes in our non-fastener products and some price deflation in our fastener products, but the net impacts were limited. Our growth in net sales was not meaningfully impacted by the introduction of new products or services, with one exception, our FAST SolutionsSM (industrial vending) initiative did stimulate faster growth (discussed later in this document). The higher unit sales resulted primarily from increases in sales at older store locations (discussed below and again later in this document) and to a lesser degree the opening of new store locations in the last several years. The growth in net sales at the older store locations was due to the growth drivers of our business (discussed later in this document), and, in the case of 2012, the moderating impacts of the recessionary environment. The change in currencies in foreign countries (primarily Canada) relative to the United States dollar lowered our daily sales growth rate by 0.1% in the first three months of 2013 and 2012.
Our sales growth of 4.9% in the first quarter of 2013 was impacted by the loss of one business day versus the prior year (63 days versus 64). Our sales growth adjusted to a daily basis was 6.5% in the first quarter of 2013. We believe our sales growth was held back partially due to the global economic policy uncertainty.

MONTHLY SALES CHANGES, SEQUENTIAL TRENDS, AND END MARKET PERFORMANCE
Note – Daily sales are defined as the sales for the period divided by the number of business days (in the United States) in the period.
This section focuses on three distinct views of our business – monthly sales changes, sequential trends, and end market performance. The first discussion regarding monthly sales changes provides a good mechanical view of our business based on the age of our stores. The second discussion provides a framework for understanding the sequential trends (that is, comparing a period to the immediately preceding period) in our business. Finally, we believe the third discussion regarding end market performance provides insight into activities with our various types of customers.
MONTHLY SALES CHANGES:
All company sales – During the months in 2013, 2012, and 2011, all of our selling locations, when combined, had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2013	6.7%	8.2%	5.1%
2012	21.3%	20.0%	19.3%	17.3%	13.1%	14.0%	12.1%	12.0%	12.9%	6.8%	8.2%	9.7%
2011	18.8%	21.5%	22.8%	23.2%	22.6%	22.5%	22.4%	20.0%	18.8%	21.4%	22.2%	21.2%
Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2013 group – opened 2011 and earlier, 2012 group – opened 2010 and earlier, and 2011 group – opened 2009 and earlier) represent a consistent 'same-store' view of our business. During the months in 2013, 2012, and 2011, the stores opened greater than two years had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2013	5.0%	6.5%	3.4%
2012	18.8%	17.1%	16.8%	14.5%	10.1%	11.1%	9.1%	8.6%	9.8%	3.8%	5.1%	6.6%
2011	16.0%	18.4%	19.4%	19.6%	19.2%	19.1%	18.7%	16.5%	15.2%	18.0%	18.5%	17.5%
Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2013 group – opened 2008 and earlier, 2012 group – opened 2007 and earlier, and 2011 group – opened 2006 and earlier). This group is more cyclical due to the increased market share they enjoy in their local markets. During the months in 2013, 2012, and 2011, the stores opened greater than five years had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2013	3.2%	5.6%	2.3%
2012	17.4%	15.8%	15.7%	13.7%	9.0%	10.2%	8.3%	7.9%	8.5%	2.6%	4.6%	5.6%
2011	15.3%	17.9%	19.2%	19.1%	17.9%	18.2%	17.3%	15.2%	14.5%	17.0%	17.4%	16.9%
There are three distinct influences to our growth: (1) execution, (2) currency fluctuations, and (3) economic fluctuations. This discussion centers on (2) and (3). First off, currency – the change in currencies in foreign countries (primarily Canada) relative to the United States dollar impacted our growth over the last several years. During 2011 it lifted our growth by 0.7%, in 2012 it lowered our growth by 0.1% (by quarter the impact was down 0.1%, 0.4%, and 0.2% in the first, second, and third quarters, respectively, and then up in the fourth quarter by 0.2%) and in the first quarter of 2013 it lowered our growth by 0.1%.
Regarding economic fluctuations, in 2011 we enjoyed strong growth. This reflected the strengthening economic environment being experienced by our customers. While the strength did not apply to all customers and to all geographies we serve, it was strong enough to produce acceptable results. During 2012, the growth in the first three and a half months generally continued the relative strength we saw in 2011. Then we experienced two distinct economic slowdowns. The first occurred in the late April/May time frame, and then moderated until September. The second occurred in the October/November time frame. This was exaggerated by an unusual business day comparison in October (23 days in 2012 versus 21 days in 2011 - the maintenance portion of our business is often linked to monthly spend patterns, which are not as business day dependent, this can dilute the daily growth picture given the change in business day divisor) and the impact of Hurricane Sandy. During the first three months of 2013, the weakness has continued. Both January and February experienced some negative impact from weather, and January experienced a very weak start due to extended holiday shutdown. However, with the benefit of hindsight, we believe the economic activity of our customers slowed from January to February and slowed further from February to March. This is evident in the two and five year comparisons above.

SEQUENTIAL TRENDS:
We find it helpful to think about the monthly sequential changes in our business using the analogy of climbing a stairway – This stairway has several predictable landings where there is a pause in the sequential gain (i.e. April, July, and October to December), but generally speaking, climbs from January to October. The October landing then establishes the benchmark for the start of the next year.
History has identified these landings in our business cycle. They generally relate to months with impaired business days (certain holidays). The first landing centers on Easter, which alternates between March and April (Easter occurred in March in 2013, and in April in 2012 and 2011), the second landing centers on July 4th, and the third landing centers on the approach of winter with its seasonal impact on primarily our construction business and with the Christmas / New Year holidays. The holidays we noted impact the trends because they either move from month-to-month or because they move around during the week.
The table below shows the pattern to our sequential change in our daily sales. The line labeled 'Past' is an historical average of our sequential daily sales change for the period 1998 to 2003. We chose this time frame because it had similar characteristics, a weaker industrial economy in North America, and could serve as a benchmark for a possible trend line. The '2013', '2012', and '2011' lines represent our actual sequential daily sales changes. The '13Delta', '12Delta', and '11Delta' lines indicate the difference between the 'Past' and the actual results in the respective year.

	Jan.(1)	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Cumulative change from Jan. to Mar.
Past	0.9%	3.3%	2.9%	-0.3%	3.4%	2.8%	-2.3%	2.6%	2.6%	-0.7%	6.2%
2013	-0.4%	2.0%	3.4%								5.4%
13Delta	-1.3%	-1.3%	0.5%								-0.8%
2012	-0.3%	0.5%	6.4%	-0.8%	0.5%	2.5%	-2.7%	1.3%	4.3%	-4.8%	7.0%
12Delta	-1.2%	-2.8%	3.5%	-0.5%	-2.9%	-0.3%	-0.4%	-1.3%	1.7%	-4.1%	0.8%
2011	-0.2%	1.6%	7.0%	0.9%	4.3%	1.7%	-1.0%	1.4%	3.4%	0.7%	8.7%
11Delta	-1.1%	-1.7%	4.1%	1.2%	0.9%	-1.1%	1.3%	-1.2%	0.8%	1.4%	2.5%

(1)	The January figures represent the percentage change from the previous October, whereas the remaining figures represent the percentage change from the previous month.
A graph of the sequential daily sales change pattern discussed above, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

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END MARKET PERFORMANCE:
Fluctuations in end market business – The sequential trends noted above were directly linked to fluctuations in our end markets. To place this in perspective – approximately 50% of our business has historically been with customers engaged in some type of manufacturing. The daily sales to these customers grew, when compared to the same period in the prior year, as follows:

	Q1	Q2	Q3	Q4	Annual
2013	7.0%
2012	20.3%	15.8%	14.0%	9.7%	14.9%
2011	15.5%	18.5%	18.3%	21.0%	20.0%
Our manufacturing business consists of two subsets: the industrial production business (this is business where we supply products that become part of the finished goods produced by our customers) and the maintenance portion (this is business where we supply products that maintain the facility or the equipment of our customers engaged in manufacturing). The industrial business is more fastener centered, while the maintenance portion is represented by all product categories.
The best way to understand the change in our industrial production business is to examine the results in our fastener product line.  From a company perspective, sales of fasteners grew, when compared to the same period in the prior year, as follows (note: this information includes all end markets):

	Q1	Q2	Q3	Q4	Annual
2013	1.7%
2012	15.4%	8.0%	6.0%	2.6%	7.8%
2011	15.4%	18.1%	13.6%	15.9%	15.7%
By contrast, the best way to understand the change in the maintenance portion of the manufacturing business is to examine the results in our non-fastener product lines.  From a company perspective, sales of non-fasteners grew, when compared to the same period in the prior year, as follows (note: this information includes all end markets):

	Q1	Q2	Q3	Q4	Annual
2013	10.8%
2012	25.1%	21.1%	18.0%	13.6%	19.2%
2011	26.5%	27.3%	26.9%	27.4%	27.0%
The non-fastener business demonstrated greater relative resilience when compared to our fastener business and to the distribution industry in general, due to our strong FAST SolutionsSM (industrial vending) program; this is discussed in greater detail later in this document. However, this business has not been immune to the impact of a weakening industrial environment.
The patterns related to the industrial production business, as noted above, are influenced by the movements noted in the Purchasing Manufacturers Index ('PMI') published by the Institute for Supply Management (http://www.ism.ws/), which is a composite index of economic activity in the manufacturing sector. The PMI in 2013, 2012, and 2011 was as follows:

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2013	53.1	54.2	51.3
2012	53.7	51.9	53.3	54.1	52.5	50.2	50.5	50.7	51.6	51.7	49.9	50.2
2011	59.2	59.6	59.3	59.4	53.5	55.8	52.3	53.2	53.2	51.5	52.3	52.9

For background to readers not familiar with the PMI index, it is a monthly indicator of the economic health of the manufacturing sector. Five major indicators that influence the PMI index are new orders, inventory levels, productions, supplier deliveries, and the employment environment. When a PMI of 50 or higher is reported, this indicates expansion in the manufacturing industry compared to the previous month. If the PMI is below 50, this represents a contraction in the manufacturing sector. (Note – the Institute for Supply Management made annual adjustments to reflect seasonal factors for the PMI index effective for the January 2013 report. This table represents the updated PMI index.)

Our non-residential construction customers have historically represented 20% to 25% of our business. The daily sales to these customers grew, when compared to the same period in the prior year, as follows:

	Q1	Q2	Q3	Q4	Annual
2013	2.9%
2012	17.1%	12.7%	8.2%	4.2%	10.3%
2011	17.7%	15.8%	15.8%	17.4%	17.1%

We believe the weakness in the economy in the fourth quarter of 2012 and the first quarter of 2013, particularly in the non-residential construction market, was amplified by the economic policy uncertainty in the United States.

A graph of the sequential daily sales trends to these two end markets in 2013, 2012, and 2011, starting with a base of '100' in the previous October and ending with the next October, would be as follows:
Manufacturing

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GROWTH DRIVERS OF OUR BUSINESS
We grow by continuously adding customers and by increasing the activity with each customer. We believe this growth is enhanced by our close proximity to our customers, which allows us to provide a range of services and product availability that our competitors can't easily match. Historically, we expanded our reach by opening stores at a very fast pace. These openings were initially in the United States, but expanded beyond the United States beginning in the mid 1990's.
In our first ten years of being public (1987 to 1997), we opened stores at a rate approaching 30% per year.  In the next ten years, we opened stores at an annual rate of approximately 10% to 15% and, over the last five years, at a rate of approximately 3% to 8% (we currently expect to open approximately 65 to 80 stores in 2013, or approximately 2.5% to 3.0%).  As we gained proximity to more customers, we continued to diversify our growth drivers. This was done to provide existing store personnel with more tools to grow their business organically, and the results of this are reflected in our earlier discussion on sales growth at stores opened greater than five years. In the early 1990's, we began to expand our product lines, and we added new product knowledge to our bench. This was our first big effort to diversify our growth drivers. The next step began in the mid to late 1990's when we began to add sales personnel with certain specialties or focus. This began with our National Accounts group in 1995, and, over time, has expanded to include individuals dedicated to: (1) sales related to our internal manufacturing division, (2) government sales, (3) internet sales, (4) specific products (most recently metalworking), and (5) FAST SolutionsSM (industrial vending).  Another step occurred at our sales locations (this includes Fastenal stores as well as strategic account stores and in-plant locations) and at our distribution centers, and began with a targeted merchandising and inventory placement strategy that included our 'Customer Service Project' approximately ten years ago and our 'Master Stocking Hub' initiative approximately five years ago. This strategy allowed us to better target where to stock certain products (local store, regional distribution center, master stocking hub, or supplier) and allowed us to improve our fulfillment, lower our freight costs, and improve our ability to serve a broader range of customers. During 2013, we intend to expand our store based inventory around select industries (with an emphasis on fasteners and safety products).
Our FAST SolutionsSM (industrial vending) operation is a rapidly expanding component of our business.  We believe industrial vending is the next logical chapter in the Fastenal story; we also believe it has the potential to be transformative to industrial distribution, and that we have a 'first mover' advantage. We are investing aggressively to maximize this advantage. At our investor day in May 2011, we discussed our progress with industrial vending. In addition to our discussion regarding progress, we discussed our goals with the rollout of the industrial vending machines. One of the goals we identified related to our rate of 'machine signings' (the first category below) – our goal was simple, sign 2,500+ machines per quarter (or an annualized run rate of 10,000 machines). In 2012, we hit our annual goal of 10,000 machines during July, and the momentum has continued as we finished the year. We intend to continue our aggressive push with FAST SolutionsSM (industrial vending) and, to this end, established an internal goal to sign 30,000 machines in 2013, or 2,500 per month rather than per quarter. This is an aggressive goal, but we believe we can hit this run rate during 2013. In addition, during 2012 we developed plans to (1) reinvigorate our fastener growth and (2) improve the performance (i.e. sales growth) at under-performing locations. These plans centered on expanding our sales team for our industrial production business, improving our delivery systems for our other fastener business, and expanding the team that supports under-performing stores and districts.
During 2013 we have several distribution initiatives. The first centers on a multi-year initiative to add significant automation. Currently, our facilities in Indianapolis, IN, Denton, TX, and Winona, MN contain the most extensive automation. In addition, we have plans to begin utilizing a new 'highly automated' distribution facility adjacent to our existing Indianapolis facility for replenishing our industrial vending machines. It may seem odd to see these initiatives listed under the category of 'growth drivers' versus 'efficiency or profit drivers'; however, we see these changes as enhancing our fill rates and as freeing up time at the store, both of which help drive sales growth.

The following table includes some statistics regarding our industrial vending business.

		Q1	Q2	Q3	Q4	Annual
Number of vending machines in	2013	5,728
contracts signed during the period[1]	2012	4,568	4,669	5,334	5,591	20,162
	2011	1,405	2,107	2,246	2,084	7,842
Cumulative machines installed[2]	2013	25,447
	2012	9,798	13,036	17,013	21,095
	2011	2,659	3,867	5,642	7,453
Percent of installed machines that are a FAST 5000	2013	54.3%
(our most common helix vending machine)[3]	2012	70.1%	66.2%	60.2%	57.2%
	2011	78.6%	76.0%	74.7%	72.8%
Percent of total net sales to	2013	27.5%
customers with vending machines[4]	2012	17.8%	20.8%	23.2%	25.8%
	2011	8.9%	10.5%	13.1%	15.7%
Daily sales growth to customers	2013	23.9%
with vending machines[5]	2012	33.9%	34.3%	32.9%	28.6%
	2011	50.6%	43.9%	42.5%	40.7%

[1]	This represents the gross number of machines signed during the quarter, not the number of contracts.

[2]	This represents the number of machines installed and dispensing product on the last day of the quarter.

[3]	This information is intended to highlight the mix change in the machines deployed as our business expands beyond the flagship FAST 5000 machine.

[4]	The percentage of total sales (vended and traditional) to customers currently using a vending solution.

[5]	The growth in total sales (vended and traditional) to customers currently using a vending solution compared to the same period in the preceding year.

PROFIT DRIVERS OF OUR BUSINESS
We grow our profits by continuously working to grow sales and to improve our relative profitability. We also grow our profits by allowing our inherent profitability to shine through – we refer to this as the 'pathway to profit'. The distinction is important.
We achieve improvements in our relative profitability by increasing our gross margin, by structurally lowering our operating expenses, or both. We advance on the 'pathway to profit' by increasing the average store size (measured in terms of monthly sales), and by allowing the changing store mix to improve our profits. This is best explained by comparing the varying profitability of our 'traditional' stores in the table below. The average store size for the group, and the average age, number of stores, and pre-tax earnings data by store size for the first quarter of 2013, 2012, and 2011, respectively, were as follows:

Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Earnings Percentage
Three months ended March 31, 2013				Average store sales = $88,267
$0 to $30,000	5.4	261	9.8%	-11.6%
$30,001 to $60,000	8.2	771	29.0%	13.9%
$60,001 to $100,000	10.9	765	28.8%	22.5%
$100,001 to $150,000	12.8	437	16.4%	25.5%
Over $150,000	16.0	305	11.5%	29.0%
Strategic Account/Overseas Store		121	4.5%
Company Total		2,660	100.0%	21.7%

Three months ended March 31, 2012				Average store sales = $86,449
$0 to $30,000	4.4	289	11.1%	-17.4%
$30,001 to $60,000	7.6	795	30.4%	11.9%
$60,001 to $100,000	9.9	719	27.5%	21.5%
$100,001 to $150,000	12.5	419	16.0%	24.9%
Over $150,000	15.6	287	11.0%	28.4%
Strategic Account/Overseas Store		102	3.9%
Company Total		2,611	100.0%	21.0%

Three months ended March 31, 2011				Average store sales = $74,421
$0 to $30,000	4.2	397	15.7%	-12.2%
$30,001 to $60,000	7.5	874	34.7%	12.6%
$60,001 to $100,000	10.2	668	26.5%	22.2%
$100,001 to $150,000	12.4	310	12.3%	25.5%
Over $150,000	15.7	193	7.7%	27.5%
Strategic Account/Overseas Store		80	3.2%
Company Total		2,522	100.0%	20.1%
Note – Amounts may not foot due to rounding difference.
When we originally announced the 'pathway to profit' strategy in 2007, our goal was to increase our pre-tax earnings, as a percentage of sales, from 18% to 23%. This goal was to be accomplished by slowly moving the mix from the first three categories ($0 to $30,000, $30,001 to $60,000, and $60,001 to $100,000, these groups represented 76.5% of our store base in the first three months of 2007, the last quarter before we announced the 'pathway to profit') to the last three categories ($60,001 to $100,000, $100,001 to $150,000, and over $150,000, these groups represented 56.7% of our store base in the first quarter of 2013) and by increasing the average store sales to approximately $125,000 per month. The weak economic environment in 2009 caused our average store size to decrease, and consequently lowered our level of profitability; however, subsequent to this period we improved our gross margin and structurally lowered our operating expenses. This improvement allowed us to amplify the 'pathway to profit' and effectively lowered the average store size required to hit our 23% goal. Today we believe we can accomplish our 'pathway to profit' goal with average store sales of approximately $100,000 to $110,000 per month.
Note – Dollar amounts in this section are presented in whole dollars, not thousands.

Store Count and Full-Time Equivalent (FTE) Headcount – The table below highlights certain impacts on our business of the 'pathway to profit' since its introduction in 2007.  Under the 'pathway to profit' we increased both our store count and our store FTE headcount during 2007 and 2008. However, the rate of increase in store locations slowed and our FTE headcount for all types of personnel was reduced when the economy weakened late in 2008. In the table that follows, we refer to our 'store' net sales, locations, and personnel. When we discuss 'store' net sales, locations, and personnel, we are referring to (1) 'Fastenal' stores and (2) strategic account stores. 'Fastenal' stores are either a 'traditional' store, the typical format in the United States or Canada, or an 'overseas' store, which is the typical format outside the United States and Canada. This is discussed in greater detail in our 2012 annual report on Form 10-K. Strategic account stores are stores that are focused on selling to a group of large customers in a limited geographic market. The sales, outside of our 'store' group, relate to either (1) our in-plant locations, (2) the portion of our internally manufactured product that is sold directly to a customer and not through a store (including our Holo-Krome business acquired in December 2009), or (3) our direct import business.
The breakdown of our sales, the average monthly sales per store, the number of stores at quarter end, the average headcount at our stores during a quarter, the average FTE headcount during a quarter, and the percentage change were as follows for the first quarter of 2007 (the last completed quarter before we began the 'pathway to profit'), for the third quarter of 2008 (our peak quarter before the economy weakened), and for each of the last five quarters:

	Q1 2007	Q3 2008	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013

Total net sales reported	$489,157	$625,037	$768,875	$804,890	$802,577	$757,235	$806,326
Less: Non-store sales (approximate)	40,891	57,267	92,459	98,735	100,124	95,951	101,624
Store net sales (approximate)	$448,266	$567,770	$676,416	$706,155	$702,453	$661,284	$704,702
% change since Q1 2007		26.7%	50.9%	57.5%	56.7%	47.5%	57.2%
% change (twelve months)		17.5%	20.2%	14.6%	10.1%	8.2%	4.2%

Percentage of sales through a store	92%	91%	88%	88%	88%	87%	87%

Average monthly sales per store	$72	$82	$86	$89	$88	$83	$88
(using ending store count)
% change since Q1 2007		13.9%	19.4%	23.6%	22.2%	15.3%	22.2%
% change (twelve months)		9.3%	16.2%	11.3%	6.0%	5.1%	2.3%

	Q1 2007	Q3 2008	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013

Store locations - quarter end count	2,073	2,300	2,611	2,635	2,650	2,652	2,660
% change since Q1 2007		11.0%	26.0%	27.1%	27.8%	27.9%	28.3%
% change (twelve months)		7.2%	3.5%	3.0%	3.3%	2.6%	1.9%

Store personnel - absolute headcount	6,849	9,123	10,486	10,637	10,604	10,347	10,108
% change since Q1 2007		33.2%	53.1%	55.3%	54.8%	51.1%	47.6%
% change (twelve months)		17.9%	12.2%	9.3%	5.4%	0.2%	-3.6%

Store personnel - FTE	6,383	8,280	8,900	9,126	9,244	9,035	8,875
Non-store selling personnel - FTE	616	599	998	1,054	1,066	1,070	1,121
Sub-total of all sales personnel - FTE	6,999	8,879	9,898	10,180	10,310	10,105	9,996

Distribution personnel-FTE	1,646	1,904	1,815	1,881	1,887	1,872	1,819
Manufacturing personnel - FTE[1]	316	340	527	545	544	544	565
Administrative personnel-FTE	767	805	796	794	808	811	832
Sub-total of non-sales personnel - FTE	2,729	3,049	3,138	3,220	3,239	3,227	3,216

Total - average FTE headcount	9,728	11,928	13,036	13,400	13,549	13,332	13,212

% change since Q1 2007
Store personnel - FTE		29.7%	39.4%	43.0%	44.8%	41.5%	39.0%
Non-store selling personnel - FTE		-2.8%	62.0%	71.1%	73.1%	73.7%	82.0%
Sub-total of all sales personnel - FTE		26.9%	41.4%	45.4%	47.3%	44.4%	42.8%

Distribution personnel-FTE		15.7%	10.3%	14.3%	14.6%	13.7%	10.5%
Manufacturing personnel-FTE[1]		7.6%	66.8%	72.5%	72.2%	72.2%	78.8%
Administrative personnel-FTE		5.0%	3.8%	3.5%	5.3%	5.7%	8.5%
Sub-total of non-sales personnel - FTE		11.7%	15.0%	18.0%	18.7%	18.2%	17.8%

Total - average FTE headcount		22.6%	34.0%	37.7%	39.3%	37.0%	35.8%

% change (twelve months)
Store personnel - FTE		15.2%	13.7%	10.6%	7.1%	4.0%	-0.3%
Non-store selling personnel - FTE		-2.4%	28.1%	24.0%	15.9%	12.3%	12.3%
Sub-total of all sales personnel - FTE		13.8%	15.0%	11.8%	8.0%	4.9%	1.0%

Distribution personnel-FTE		6.0%	12.9%	7.1%	3.1%	2.9%	0.2%
Manufacturing personnel - FTE[1]		1.8%	14.3%	10.8%	6.0%	5.4%	7.2%
Administrative personnel - FTE		7.9%	4.7%	1.4%	-0.4%	1.9%	4.5%
Sub-total of non-sales personnel - FTE		6.0%	10.9%	6.2%	2.7%	3.0%	2.5%

Total - average FTE headcount		11.7%	14.0%	10.4%	6.7%	4.4%	1.4%

[1]	The manufacturing headcount was impacted by the addition of 92 employees with the acquisition of Holo-Krome in December 2009.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales) for the periods ended March 31:

	Three-month period
	2013	2012
Net sales	100.0%	100.0%
Gross profit	52.3%	51.3%
Operating and administrative expenses	30.7%	30.3%
(Gain) loss on sale of property and equipment	0.0%	0.0%
Operating income	21.7%	20.9%
Interest income/expense (net)	0.0%	0.0%
Earnings before income taxes	21.7%	21.0%
Note – Amounts may not foot due to rounding difference.
Gross profit – percentage for the first quarter of 2013 increased from the same period in 2012. Sequentially, the gross profit percentage increased from the fourth quarter of 2012.
The gross profit percentage in the first, second, third, and fourth quarters was as follows:

	Q1	Q2	Q3	Q4
2013	52.3%
2012	51.3%	51.6%	51.6%	51.6%
2011	52.0%	52.2%	51.9%	51.2%
The fluctuations in our gross profit percentages are typically driven by changes in: (1) transactional gross profit, (2) organizational gross profit, and (3) vendor incentive gross profit. The transactional gross profit represents the gross profit realized from the day-to-day fluctuations in customer pricing relative to product and freight costs. The organizational gross profit represents the component of gross profit we attribute to buying scale and efficiency gains. The third component relates to vendor volume allowances. In the short-term, periods of inflation or deflation can influence the first two categories, while sudden changes in business volume can influence the third.
We believe a normal gross profit percentage range for our business is 51% to 53%. This is based on our current mix of products, geographies, end markets, and end market uses (such as industrial production business versus maintenance business). The following narrative may be more detail than you want; however, we believe it is an important recap to understanding the dynamics surrounding our gross margin patterns. Our business operated below our expected gross profit range at the end of 2009, and expanded into the low end of this range during 2010. In the second quarter of 2010, we moved into the middle of the range as the three components of gross profit improved, the contribution being split fairly evenly between the three components. We remained in the middle of the range until the fourth quarter of 2011. In the fourth quarter of 2011, our gross margin felt pressure and dropped to the lower end of the range. This drop was primarily due to changes in our transactional margin (primarily due to changes in product and customer mix), lower vendor incentive gross profit, and lower freight utilization. The latter two items created half of the gross margin drop and are more of a seasonal issue. In the first quarter of 2012, our gross margin improved nominally over the previous quarter. This was primarily caused by the seasonal improvement of vendor volume allowances as rising fuel prices offset our improvements in freight utilization. In the second, third, and fourth quarters of 2012, our gross margin improved when compared to the first quarter. Most of this improvement related to improvements in our transactional gross margin. The improvement was partially offset by the weakening of our selling prices in certain foreign markets due to changes in the exchange rate. One item of note, in the fourth quarter of 2012 we experienced a drop off in the freight component of our gross margin due to lower freight utilization, a typical pattern due to the seasonal drop off in business; this gross margin decline was offset by an improvement in the remaining portion of our transactional gross margin that centers on product transactional cost and customer pricing. The first quarter of 2013 experienced a strong improvement in gross margin. A piece of this related to the seasonal impact of improving freight utilization, but this improvement was constrained due to the weak sales growth. The real driver of improvement related to improved pricing habits largely resulting from store personnel exercising great judgment that is guided by better information in our newly implemented price guidance system.
Operating and administrative expenses - increased as a percentage of sales in the first quarter of 2013 versus the first quarter of 2012. This was primarily a function of slowing sales growth versus our original expectations.

Historically, our two largest components to operating and administrative expenses have consisted of employee related expenses (approximately 65% to 70%) and occupancy related expenses (approximately 15% to 20%). The remaining expenses cover a variety of items with selling transportation typically being the largest.
The three largest components of operating and administrative expenses grew as follows for the periods ended March 31 (compared to the same quarter in the preceding year):

	Three-month period
	2013	2012
Employee related expenses	5.5%	14.9%
Occupancy related expenses	13.6%	0.3%
Selling transportation costs	0.9%	19.3%
Employee related expenses include: (1) payroll (which includes cash compensation, stock option expense, and profit sharing), (2) health care, (3) personnel development, and (4) social taxes. Performance bonuses were down in the first quarter of 2013; however, this decrease was offset by increases related to the following factors: (1) average employee headcount, measured on a full-time equivalent basis, grew 1.4% (2) sales commissions grew due to the gross profit improvement, (3) bonus amounts related to our growth drivers grew (this includes items such as industrial vending bonuses which grew due to the strength in the vending rollout), (4) our profit sharing contribution grew, and (5) our health care costs grew. The latter two items drove 21% of the increase. The increase in the first quarter of 2012 was driven by the following factors: (1) average employee headcount, measured on a full-time equivalent basis, grew 14.0%, (2) sales commissions grew, (3) bonus amounts related to our growth drivers grew (this includes items such as industrial vending bonuses and manager minimum pay adjustments), and (4) our profit sharing contribution grew.
Occupancy related expenses include: (1) building rent and depreciation, (2) building utility costs, (3) equipment related to our stores and distribution locations, and (4) FAST SolutionsSM (industrial vending) equipment (we consider the vending equipment to be a logical extension of our store operation and classify the expense as occupancy). The increase in the first quarter of 2013 was driven by (1) a dramatic increase in the amount of FAST SolutionsSM (industrial vending) equipment as discussed earlier in this document, (2) an increase in the number of locations, and (3) an increased investment in our distribution infrastructure over the last several years. In the first quarter of 2013, the industrial vending component represented 62% of the increase and utilities represented 18% of the increase. The utility increase was due to a more severe winter and increases in natural gas prices during the heating season. Almost all of our occupancy increase in the first quarter of 2012 related to the increase in the amount of FAST SolutionsSM (industrial vending) equipment, as our energy savings offset most of the increase relating to items (1) and (3). The energy savings were driven by our efforts to lower energy consumption, a mild winter, and a drop in natural gas prices during the heating season.
Our selling transportation costs consist primarily of our store fleet as most of the distribution fleet costs are included in the cost of sales. Selling transportation costs included in operating and administrative expenses increased in the first quarter of 2013; however, they increased at a rate much less than sales growth. The increase in the first quarter of 2012 was primarily related to the increase in per gallon fuel costs discussed below and the expansion of our fleet related to additions to our non-store sales personnel, particularly FAST SolutionsSM (industrial vending) vehicles.

The last several years have seen some variation in the cost of diesel fuel and gasoline – During the first quarter of 2013, our total vehicle fuel costs were approximately $10.6 million. During the first, second, third, and fourth quarters of 2012, our total vehicle fuel costs were approximately $10.6, $10.8, $10.8, and $10.3 million, respectively. The changes resulted from variations in fuel costs, variations in the service levels provided to our stores from our distribution centers, changes in the number of vehicles at our store locations, and changes in the number of other sales centered vehicles as a result of store openings and the expansion of our non-store sales force. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of sales and the fuel utilized in our store delivery and other sales centered vehicles which is included in operating and administrative expenses (the split in the last several years has been approximately 50:50 between distribution and store and other sales centered use).
The average per gallon fuel costs (in actual dollars) and the percentage change (on a year-over-year basis) for the last three years was as follows:

Per gallon average price	Q1	Q2	Q3	Q4	Annual Average[1]

2013 price
Diesel fuel	$4.02
Gasoline	$3.51

2012 price
Diesel fuel	$3.92	3.98	3.88	4.05	3.96
Gasoline	$3.53	3.73	3.61	3.53	3.60

2011 price
Diesel fuel	$3.60	4.04	3.90	3.87	3.85
Gasoline	$3.22	3.78	3.62	3.37	3.50

Per gallon price change	Q1	Q2	Q3	Q4	Annual[1]

2013 change
Diesel fuel	2.6%
Gasoline	-0.6%

2012 change
Diesel fuel	8.9%	-1.5%	-0.5%	4.7%	2.9%
Gasoline	9.6%	-1.3%	-0.3%	4.7%	2.9%

[1]	Average of the four quarterly figures contained in the table.
Income taxes – Incomes taxes, as a percentage of earnings before income taxes, were approximately 37.8% for the first quarter of 2013 and 2012.  As our international business and profits grow over time, the lower income tax rates in those jurisdictions, relative to the United States, have begun to lower our effective tax rate.

OPERATIONAL WORKING CAPITAL:
The year-over-year comparison and the related dollar and percentage changes related to accounts receivable and inventories were as follows:

	Balance at March 31:			Twelve Month Dollar Change		Twelve Month Percentage Change
	2013	2012	2011	2013	2012	2013	2012
Accounts receivable, net	$418,733	386,882	325,685	31,851	61,197	8.2%	18.8%
Inventories	$700,484	647,886	576,451	52,598	71,435	8.1%	12.4%
Operational working capital[1]	$1,119,217	1,034,768	902,136	84,449	132,632	8.2%	14.7%

Sales in last two months	$531,460	522,905	437,773	8,555	85,132	1.6%	19.4%
1 For purposes of this discussion, we are defining operational working capital as accounts receivable, net and inventories.
The growth in accounts receivable noted above was driven by our sales growth in the final two months of the period. The strong growth in recent years of our international business and of our large customer accounts has created meaningful difficulty with managing the growth of accounts receivable relative to the growth in sales. The timing of month end and the Easter holiday in late March also impacted normal payment patterns.
Our growth in inventory balances over time does not have as direct a relationship to our monthly sales patterns as does our growth in accounts receivable. This is impacted by other aspects of our business. For example, the dramatic economic slowdown in late 2008 and early 2009 caused our inventory to spike. This occurred because the lead time for inventory procurement is typically longer than the visibility we have into future monthly sales patterns. Over the last decade, we increased our relative inventory levels due to the following: (1) new store openings, (2) expanded stocking breadth at individual stores, (3) expanded stocking breadth at our distribution centers (for example, our master stocking hub in Indianapolis expanded its product breadth over six fold from 2005 to 2011), (4) expanded direct sourcing, (5) expanded exclusive brands (private label), and (6) expanded industrial vending solutions. Items (4), (5), and (6) created most of our inventory growth in the first quarter of both 2013 and 2012.
BALANCE SHEET AND CASH FLOW:
Our balance sheet continues to be very strong and our operations have good cash generating characteristics. During the first quarter of 2013, we generated $160,244 (or 146.9% of net earnings) of operating cash flow. Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments; this benefit reverses itself in the second, third, and fourth quarters as income tax payments go out in April, June, September, and December. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital as discussed above.

STOCK REPURCHASE:
We did not purchase any stock in the first quarter of 2013. We currently have authority to purchase up to 1,800,000 shares of our common stock.
CONFERENCE CALL TO DISCUSS QUARTERLY EARNINGS:
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.
The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432.
ADDITIONAL INFORMATION:
This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding (1) the goals of our long-term growth strategy, 'pathway to profit', including the growth in average store sales and profitability expected to result from that strategy (including our belief that we can achieve targeted profitability due to an improvement in our gross margins and a lowering of our operating expenses even if our average store sales do not grow as originally expected), (2) the expected rate of new store openings, (3) our belief in the transformative nature of FAST SolutionsSM (industrial vending) and our advantage as a first mover in this area, and our expectations regarding expansion of that business, including our goals regarding our rate of 'machine signings', (4) our expected gross profit range, (5) our intention to expand store based inventory around certain industries, and (6) our plans to reinvigorate our fastener growth and improve sales at under-performing locations. The following factors are among those that could cause our actual results to differ materially from those predicted in such forward looking statements: (1) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries, changes in the expected rate of new store openings, difficulties in successfully attracting and retaining additional qualified sales personnel, an inability to realize or sustain improvements in our gross margins and savings from lowering our operating expenses, and difficulties in changing our sales process could adversely impact our ability to achieve the goals of our 'pathway to profit' initiative, (2) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries, a change from that projected in the number of North American markets able to support stores, or an inability to recruit and retain qualified employees could cause the rate of new store openings to change from that expected, (3) a weaker level of industry acceptance or adoption of the vending technology from what we are currently experiencing could cause us to fail to meet our goals from industrial vending business including those regarding our rate of 'machine signings', or cause industrial vending to be less transformative than expected, (4) our competitors could choose, over time, to open additional locations and to develop their own vending platform which could allow our competitors to replicate our local storefront combined with industrial vending business model mitigating our first mover advantage, (5) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries, a change in our current mix of products, customers, or geographic locations, a change in our purchasing patterns, a significant change in commodity prices, or increased competitive pressure on our selling prices could impact our ability to achieve gross margins within the range we expect, (6) changes in customer mix could cause us to alter our plans to expand store based inventory around certain industries, and (7) difficulties in hiring, relocating, or training qualified personnel could adversely impact our ability to reinvigorate our fastener growth and improve sales at under-performing locations. We assume no obligation to update any forward looking statement or any discussion of risks and uncertainties related to such forward looking statements. A discussion of other risks and uncertainties which could cause our operating results to vary from anticipated results or which could materially adversely effect our business, financial condition, or operating results is included in our 2012 annual report on Form 10-K under the sections captioned Certain Risks and Uncertainties and Item 1A – Risk Factors.

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(Amounts in thousands except share information)

	(Unaudited)
Assets	March 31, 2013	December 31, 2012
Current assets:
Cash and cash equivalents	$159,240	79,611
Marketable securities	417	354
Trade accounts receivable, net of allowance for doubtful accounts of $6,728	418,733	372,159
Inventories	700,484	715,383
Deferred income tax assets	14,079	14,420
Other current assets	83,883	97,361
Prepaid income taxes	—	7,368
Total current assets	1,376,836	1,286,656

Property and equipment, less accumulated depreciation	555,734	516,427
Other assets, net	12,726	12,749

Total assets	$1,945,296	1,815,832

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$75,327	78,019
Accrued expenses	126,091	126,155
Income taxes payable	51,679	—
Total current liabilities	253,097	204,174

Deferred income tax liabilities	51,336	51,298

Stockholders' equity:
Preferred stock, 5,000,000 shares authorized	—	—
Common stock, 400,000,000 shares authorized, 296,686,427 and 296,564,382 shares issued and outstanding, respectively	2,967	2,966
Additional paid-in capital	66,560	61,436
Retained earnings	1,556,987	1,477,601
Accumulated other comprehensive income	14,349	18,357
Total stockholders' equity	1,640,863	1,560,360

Total liabilities and stockholders' equity	$1,945,296	1,815,832

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Statements of Earnings
(Amounts in thousands except earnings per share)

	(Unaudited)
	Three months ended March 31,
	2013	2012

Net sales	$806,326	768,875

Cost of sales	384,446	374,698
Gross profit	421,880	394,177

Operating and administrative expenses	247,334	232,970
(Gain) loss on sale of property and equipment	(213)	174
Operating income	174,759	161,033

Interest income	447	96
Interest expense	(34)	—

Earnings before income taxes	175,172	161,129

Income tax expense	66,124	60,935

Net earnings	$109,048	100,194

Basic net earnings per share	$0.37	0.34

Diluted net earnings per share	$0.37	0.34

Basic weighted average shares outstanding	296,643	295,538

Diluted weighted average shares outstanding	297,652	296,927

FASTENAL COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Amounts in thousands)
	(Unaudited)
	Three months ended March 31,
	2013	2012

Cash flows from operating activities:
Net earnings	$109,048	100,194
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	15,152	12,415
(Gain) loss on sale of property and equipment	(213)	174
Bad debt expense	2,045	2,329
Deferred income taxes	379	1,863
Stock based compensation	1,350	1,050
Excess tax benefits from stock based compensation	(954)	—
Amortization of non-compete agreements	26	148
Changes in operating assets and liabilities:
Trade accounts receivable	(48,619)	(50,617)
Inventories	14,899	(1,734)
Other current assets	13,478	15,536
Accounts payable	(2,692)	2,334
Accrued expenses	(64)	1,134
Income taxes	60,001	44,941
Other	(3,592)	2,421
Net cash provided by operating activities	160,244	132,188

Cash flows from investing activities:
Purchase of property and equipment	(55,513)	(28,212)
Proceeds from sale of property and equipment	1,267	985
Net increase in marketable securities	(63)	(29)
Increase in other assets	(3)	(57)
Net cash used in investing activities	(54,312)	(27,313)

Cash flows from financing activities:
Borrowings under line of credit	20,000	—
Payments against line of credit	(20,000)	—
Proceeds from exercise of stock options	2,821	18,285
Excess tax benefits from stock based compensation	954	7,697
Payment of dividends	(29,662)	(50,197)
Net cash used in financing activities	(25,887)	(24,215)

Effect of exchange rate changes on cash	(416)	542

Net increase in cash and cash equivalents	79,629	81,202

Cash and cash equivalents at beginning of period	79,611	117,676

Cash and cash equivalents at end of period	$159,240	198,878

Supplemental disclosure of cash flow information:
Cash paid during each period for interest	$34	—
Cash paid during each period for income taxes	$6,502	21,828

CONTACT: Sheryl Lisowski
Controller
507.453.8550